Exhibit 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT (this “Amendment”) is made and entered into as of March 31, 2025 (“Amendment Effective Date”) by and between AudioEye, Inc. (the “Company”), and David Moradi, a natural person (“Executive”), and amends the Amended and Restated Employment Agreement made and entered into as of April 5, 2022, as amended on December 26, 2023, by and between the Company and Executive (as amended, the “Employment Agreement”).

RECITALS

WHEREAS, Executive is a senior executive and officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement, as set forth in this Amendment.

AGREEMENT

The Company and Executive hereby agree as follows:

1.	Term. The first sentence of Section 2 (Term) of the Agreement is hereby replaced in its entirety as follows:

“This Agreement and Executive’s employment shall commence on the Effective Date and shall continue for a period through and ending at the end of the day on January 9, 2027, unless earlier terminated pursuant to Section 7.”

2.	Salary. Section 4 (Salary) of the Agreement is hereby replaced in its entirety as follows:

“Beginning on the day after the Effective Date of the Second Amendment to this Agreement, the Company agrees to pay Executive a salary (the “Salary”) during his employment at an annual rate of $1 per year payable in arrears. The Salary shall be paid on an annual basis.”

3.	Equity.

(a)	The first three paragraphs of Section 5 (Equity) of the Agreement are hereby replaced in their entirety as follows:

“Executive was previously granted a performance share award (the “PSAs”) under the Company’s 2019 Equity Incentive Plan and 400,000 time-vested restricted stock units under the Company’s 2020 Equity Incentive Plan (as amended, replaced or otherwise modified, the “Plan”, and such grant the “Prior RSU Award”).

On the Effective Date of the Second Amendment to this Agreement, the Board (or its Compensation Committee) will grant Executive an award of restricted stock units (“RSUs”) under the Plan (the “Additional RSU Award” and, together with the Prior RSU Award, the “RSU Award”) entitling Executive to 241,444 shares of the Company’s Common Stock, which RSUs shall vest on the following schedule, subject to Executive’s continued service through each such date as the Company’s Chief Executive Officer, other than as provided below in the case of termination by the Company without Cause or due to Executive’s death:

•	81,444 on January 9, 2026; and
•	160,000 on January 9, 2027.

The Additional RSU Award will be subject to the Plan and the form of award agreement thereunder approved by the Board (or its Compensation Committee) and will provide that (i) tax withholdings required in connection with the vesting of the RSUs and settlement of shares with respect thereto shall be satisfied by a share withholding procedure pursuant to which the Company will withhold, immediately as shares are issued under the Additional RSU Award, a portion of those shares with a fair market value (measured as of the issuance date) equal to the statutory minimum withholding amount and (ii) that each RSU will be settled upon vesting in one share of the Company’s common stock.

Notwithstanding anything to the contrary in this Agreement, any unvested portion of the RSU Award will accelerate vesting and become 100% vested if, on or prior to the applicable vesting date, Executive’s employment is terminated by the Company without Cause or due to Executive’s death. For this purpose, “Cause” shall consist of a termination due to the following as specified in the notice of termination (and in each case Executive fails to cure within thirty (30) days of delivery of such notice of termination, except as to clauses (v) or (vi), which shall not be subject to cure) (i) Executive’s failure, subject to the relaxed standard in Section 1(b), to substantially perform the fundamental duties and responsibilities associated with the position(s) he holds for any reason, including Executive’s failure or refusal to carry out reasonable instructions; (ii) Executive’s material breach of any material written Company policy; (iii) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (iv) Executive’s material breach of the terms of this Agreement; (v) Executive being convicted of, or pleading nolo contendere or equivalent to, any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (vi) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations). Prior to any termination for Cause, and subsequent to any applicable thirty (30) day period of time within which Executive may be permitted to cure, Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there must be at least a majority vote of the full Board (other than Executive) to terminate him for Cause. After providing the notice in foregoing sentence, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this paragraph has been made.”

(b)	Effective as of the Effective Date of the Second Amendment to this Agreement, the PSAs with a Performance Condition of (i) Monthly Recurring Revenue equal to or more than $5.0 million for two consecutive calendar months and (ii) Volume Weight Average Price “VWAP” in excess of $50 on The Nasdaq Stock Market LLC over 20 Consecutive Trading Days shall be amended to provide that, if the applicable Performance Condition is not achieved on or prior January 9, 2027, the portion of the PSA corresponding to such condition shall not vest and shall be forfeited by Executive. The PSAs are amended only as expressly provided in this Amendment and shall otherwise continue in full force and effect in accordance with the terms of the 2019 Plan and applicable Notice of Award of Performance Shares.

4.	Miscellaneous.

(a)	This Amendment and the Employment Agreement constitute and embody the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company. The Agreement is amended only as expressly provided in this Amendment and shall otherwise continue in full force and effect in accordance with its terms. Capitalized terms used and not defined in this Amendment have the respective meanings given to such terms in the Agreement or the Notice of Award of Performance Shares for the PSAs, as applicable.

(b)	The provisions of Section 14 (Miscellaneous) of the Employment Agreement shall apply to this Amendment, mutatis mutandis.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Executive and the Company have caused this Second Amendment to Amended and Restated Employment Agreement to be executed as of the Amendment Effective Date.

AUDIOEYE, INC.

By:	/s/ Carr Bettis	/s/ David Moradi
	Carr Bettis, Chairman of the Board and Executive Chairman	David Moradi